Exhibit 99.1

New York REIT, Inc.

Conference Call Script

November 9, 2017

Wendy Silverstein:

Good morning and thank you all for joining today’s call.

I will keep my remarks brief and leave plenty of time to answer all of your questions.

As expected, the 3rd and 4th quarters have been extremely active at NYRT. We expect to be busy through year end and into the first quarter of 2018.

Let me quickly review what we have accomplished to date. In the 3rd quarter we closed on the sale of 50 Varick. In mid-October, we completed the previously announced sale of a 48.7% interest in World Wide Plaza to a joint venture of SLG and RXR. We also sold an additional four buildings: 245 West 17th Street (also known as the “Twitter” Building), 218 West 18th Street (or the “Red Bull” Building), 229 West 36th Street and 256 West 38th St. We also announced a signed purchase and sale agreement on 1440 Broadway which we expect to close before year end. We are in advanced discussions on 3 additional buildings with those deals expected to close either by year end or early next year. The remainder of the portfolio is being actively marketed with most of the remaining assets at various stages of bidding and due diligence. To date, excluding World Wide Plaza and 1440 Broadway, we have sold assets with a gross sales price of $805 million and repaid $517 million of debt.

I would like to break down how management came to our estimate of value which is currently $8.52 per share, compared to the NAV in our financial statements of $7.93 per share. The difference is approximately $99 million dollars and is entirely related to Worldwide Plaza. Let me describe the basis for this difference.

First: For all of the assets excluding World Wide Plaza we are currently ascribing a value of $3.84 per share. Of the $3.84 per share $3.14 per share represents the estimated proceeds from assets that have either been sold (with all but 50 Varick sold during the 4th quarter), are under signed purchase and sale agreements with hard money deposits or are in advanced negotiations on purchase and sale agreements. The remaining 70 cents of the total $3.84 represents the estimated value for assets that are being actively marketed but are not yet under contract. We believe we have marked down the carrying value of these assets sufficiently to reflect current market conditions but of course there is less clarity here than the assets that are sold or under contract.

The next component of our estimated value is reflected in the $2.07 per share dividend we have just declared. This dividend will be paid on November 28th to holders of our shares on November 20. The dividend is payable from the net excess proceeds from the partial interest sale and refinancing of World Wide Plaza. Together with the $3.84 that brings us to $5.91 per share. The balance of the estimated value of $8.52 per share is $2.61 which reflects our estimate of the value of Worldwide Plaza. Please note that this estimate is different from the amount that we carry Worldwide Plaza on our financial statements.

I spent a lot of time on our last call describing the rationale for our joint venture on World Wide Plaza. Management’s conviction around our strategy for this asset remains very strong. As we discussed, the asset was refinanced, in the fourth quarter, with a $1.2 billion 10 year interest only mortgage with a blended interest rate of 3.98%. Net cash proceeds from the sale of the 48.7% interest and excess refinancing proceeds net of all deal related costs was $344.3 million.

With respect to World Wide Plaza, management believes that the combined team of SLG and RXR will add the necessary talent, expertise and capital, along with the capital contributed by NYRT, to bring this Class A asset with its blue chip tenant roster to its full potential. This may take up to three or four years given the size of the building, which is a little over 2 million square feet, the scope and nature of the capital investment and to allow time for the critical milestones in leasing and asset repositioning to take place. Management estimates that once these actions are implemented and come to fruition, the value of the property could be in the range of $1.9 to $2.2 billion dollars on an undiscounted basis. Using a $2.0 billion “future value” for Worldwide Plaza, for example, would produce a residual value of $2.19 per share. In addition, we have contractual rents which generate a predictable cash flow from Worldwide Plaza during the estimated four year hold period which, net of expenses, we estimate would produce an additional $.42 cents per share over the four year hold period. This estimate of cash flow is also undiscounted. As you can see, while it may take some time, certainly some talent and always some luck there is the potential to greatly increase the value of this asset over time. Of course, management’s estimate, like any estimate or projection, is subject to various assumptions and uncertainties including the joint venture’s ability to execute on the business plan, tenants paying their rental obligations, the equity capital and financing markets and New York City market conditions generally. There is no assurance that the joint venture will be successful in taking these various actions and that these actions will, in fact, result in the estimated increase in the value of the property. While we seek to maximize value, management is also very mindful of the desire of shareholders to receive a return of capital sooner rather than later and our rights to seek liquidity for our position at any time offers NYRT maximum flexibility to do so at the most opportune time for our shareholders.

I would like to now go into some detail on how and why the NAV reflected in the financial statements varies from Management’s estimate of future value. The difference is entirely related to how we are treating World Wide Plaza for accounting purposes. Generally speaking, under GAAP accounting for Liquidation, Management is asked to estimate the exact timing of asset sales and the spot price at which we expect to sell each asset. From those two data points we assess the amount of cash flow we expect to receive in the interim holding period as well as to evaluate and estimate all related expenses including operating expenses as well as all costs and expenses associated with the sale. Because we recently entered into the joint venture transaction for WWP, for liquidation accounting purposes, we use the value ascribed in that transaction. as the carrying value.

Specifically, for accounting purposes, the value for World Wide Plaza in the 3rd quarter financial statements is equal to $1.725 billion. This is essentially the value “ascribed” or “deemed” as a result of our joint venture transaction. Further, since the joint venture and refinancing did not close until early in the 4th quarter, the financial statements use NYRT’s actual ownership of Worldwide Plaza at the end of the 3rd quarter which was 98.8%. Similarly, since the refinancing took place in October, the financial statement uses the 9/30/17 debt balance of $875 million. The defeasance cost of $109 million was, however, deducted and a transfer tax of $57 million is assumed to be paid (as if the asset was sold) though net cash flow for one year of approximately $13 million is added in. If you do the math - $1.725 billion less $875 million of debt, less $9 million for minority interest, less $109 million of defeasance cost less $57 million of transfer tax plus $13 million of net cash flow you get to a total value for Worldwide Plaza of $687 million or $4.09 per share. When added to the $3.84 per share for the other assets you arrive at the NAV of $7.93 as presented on the 9/30/17 financial statements. In the 4th quarter and going forward, the financial statements will reflect the actual results of entering into the JV including the refinancing of the debt with $1.2 billion but the assumption that the asset will be sold within one year will stay the same. Thus, the carrying value for liquidation purposes will not equal our estimate of future value based on the joint venture’s business plan for the property.

Overall, with respect to our revised NAV estimate, we have a great deal more knowledge to more accurately assess the value of the remaining assets based on actual sales or bids or, at the very least, a better understanding of the market place realities. The market for most of our assets is quite liquid as there were multiple bidders for each asset. We believe that there is plenty of capital and the financing markets are wide open and fairly aggressive. However, it is equally clear that pricing, in most cases, is well off its prior peak. With the exception of 1440 Broadway we had very little vacancy in our office portfolio. We were generally pleased with the result of our sales process for all of the well occupied office buildings which sold at or around our expected pricing. In the case of 1440, our estimate was wrong. There is no question that in many leasing sub markets in New York City tenants are demanding more from the landlord in the form of concessions including higher TI’s and more free rent and prospective buyers underwrote the most recent market feedback in their analysis. While we were somewhat disappointed in the price we achieved for 1440 Broadway, we are confident that based on the robust and competitive bidding process we achieved a price that reflects what is fair market value today.

With regard to the remaining assets, we are finding that the well leased retail assets are still attractive to many buyers at approximately the prices we projected. Not surprisingly, vacant retail is more difficult for both buyers and sellers to determine a fair price given the uncertainty surrounding demand from prospective retail tenants. Based on what we have learned, we have done our best to mark these assets to a price, reflected in our revised estimate of NAV, that we believe accurately reflects the current market values.

I will turn now to the hotel market which in New York City can only be described as “tough”. Results at our hotel, the Viceroy, have not been encouraging. After covering high fixed costs primarily from the ground lease and union labor the hotel is basically breaking even. To make the math work, prospective buyers have to get comfortable with the already high and escalating ground lease payments, underwrite a significant operational turn around and factor in the cost to terminate the existing manager. The location and the physical condition of the building, which is less than 5 years old, are of course still very good. We will continue to search for the right buyer for this asset and have adjusted our pricing expectations accordingly.

At this point I would like to turn it over to the Operator for Q & A.

Thank you all for joining us today. On behalf of the Board, myself and the management team we will continue to work hard on behalf of the shareholders to deliver the maximum value possible.